Filed Pursuant to Rule 424(b)(5)
Registration No. 333-146988

Prospectus Supplement

(To prospectus dated November 13, 2007)

4,500,000 Shares

Common Stock

We are offering 4,500,000 shares of our common stock.

Our common stock is quoted on The NASDAQ Global Select Market under the symbol “GPOR.” On December 6, 2007, the last reported sale price of our common stock on The NASDAQ Global Select Market was $18.68 per share.

Investing in our common stock involves a high degree of risk. See “ Risk Factors” beginning on page 2 of the accompanying prospectus, as the same may be updated in our reports filed with the Securities and Exchange Commission, for a description of various risks you should consider in evaluating an investment in the shares.

	Public Offering Price	Underwriting Discount	Proceeds to Us (Before Expenses)
Per Share	$17.50	$0.70	$16.80
Total	$78,750,000	$3,150,000	$75,600,000

The underwriters may purchase up to an additional 675,000 shares of our common stock at a price of $16.80 per share from the selling stockholder identified in this prospectus supplement under the heading “Selling Stockholder” solely to cover any over-allotments. We will not receive any proceeds from the sale of shares of our common stock by the selling stockholder.

Delivery of the shares of common stock is expected to be made on or about December 12, 2007.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Johnson Rice & Company L.L.C.	Jefferies & Company

The date of this prospectus supplement is December 7, 2007.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. You should read the entire prospectus supplement, as well as the accompanying prospectus and the documents incorporated by reference that are described under “Where You Can Find More Information” and “Information Incorporated by Reference” in the accompanying prospectus. In the event that the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We, the selling stockholder and the underwriters have not authorized any other person to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We, the selling stockholder and the underwriters are not making any offer to sell these securities in any jurisdiction where the offer to sell is not permitted. You should not assume that the information we have included in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date hereof or thereof respectively, or that information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects and the selling stockholder information may have changed since those dates.

When used in this prospectus supplement, the terms “Gulfport,” the “Company,” “we,” “our” and “us” refer to Gulfport Energy Corporation and its subsidiaries, unless otherwise indicated or the context otherwise requires.

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SUMMARY

The Company

We are an independent oil and natural gas exploration and production company with our principal producing properties located along the Louisiana Gulf Coast in the West Cote Blanche Bay, or WCBB, and Hackberry fields. We also hold a significant acreage position in the Alberta oil sands in Canada through our interest in Grizzly Oil Sands ULC and have interests in entities that operate in Southeast Asia, including the Phu Horn gas field in Thailand. We seek to achieve reserve growth and increase our cash flow through our annual drilling programs.

The WCBB field lies approximately five miles off the coast of Louisiana in a shallow bay with water depths averaging eight to ten feet. We own a 100% working interest (79.4% net revenue interest, or NRI), and are the operator, in depths above the base of the 13900 Sand which is located at 11,320 feet. In addition, we own a 40.4% non-operated working interest (30.0% NRI) in depths below the base of the 13900 Sand, which is operated by Chevron Corporation. Our leasehold interests at WCBB contain 5,668 gross acres.

The East Hackberry field is located along the western shore of Lake Calcasieu in Louisiana, 15 miles inland from the Gulf of Mexico. We own a 100% working interest (approximately 79% average NRI) in certain producing oil and natural gas properties situated in the East Hackberry field. We hold beneficial interests in approximately 4,934 acres, including the Erwin Heirs Block, which is located on land, and the adjacent State Lease 50 Block, which is located primarily in the shallow waters of Lake Calcasieu. In addition, we recently exercised our option to acquire additional acreage at the Hackberry field. The option will increase our acreage position significantly to approximately 8,234 acres, an increase of approximately 3,300 acres. State approval on the lease is pending.

The West Hackberry field is located on land and is five miles west of Lake Calcasieu in Cameron Parish, Louisiana, approximately 85 miles west of Lafayette and 15 miles inland from the Gulf of Mexico. We own a 100% working interest (approximately 87.5% NRI) in 592 acres within the West Hackberry field. Our leases at West Hackberry are located within two miles of one of the United States Department of Energy’s Strategic Petroleum Reserves.

During the third quarter of 2006, we, through our wholly owned subsidiary Grizzly Holdings Inc., purchased a 24.9999% interest in Grizzly Oils Sands ULC, or Grizzly, a Canadian unlimited liability company. The remaining interests in Grizzly are owned by other entities controlled by Wexford Capital LLC, or Wexford, an affiliate of ours. During 2006 and 2007, Grizzly acquired leases in the Athabasca region located in the Alberta Province near Fort McMurray within a few miles of other existing oil sands projects. As of November 1, 2007, Grizzly had approximately 511,000 acres under lease. Grizzly drilled 62 core holes during the 2006/2007 winter delineation drilling season and tested three separate lease blocks using up to four different rigs. Future plans currently include continuing to acquire leases, an additional 80 to 120 core hole drilling and seismic program during the 2007/2008 winter drilling season and possible construction of a 10,000 barrel per day steam assisted gravity drainage facility that could lead to initial production in 2011.

During 2005, we purchased a 23.5% ownership interest in Tatex Thailand II, LLC, or Tatex. The remaining interests in Tatex are owned by other entities controlled by Wexford. Tatex, a privately held entity, holds 85,122 of the 1,000,000 outstanding shares of APICO, LLC, or APICO, an international oil and gas exploration company. APICO has a reserve base located in Southeast Asia through its ownership of concessions covering three million acres which includes the Phu Horm Field.

During 2005, we purchased a 20% ownership interest in Windsor Bakken, LLC, or Bakken. The remaining interests in Bakken are owned by other entities controlled by Wexford. In 2005 and 2006, Bakken acquired leases on undeveloped acreage in the Williston Basin areas of western North Dakota and eastern Montana. Bakken currently holds interests in approximately 64,100 net acres, or 12,800 net acres to our interest in Bakken, and has bids outstanding for an additional 45,700 net acres, or 9,100 net acres to our interest in Bakken. Bakken has commenced drilling of some of its undeveloped acreage. We are currently participating in 13 wells.

We were organized in June 1997. Our principal executive offices are located at 14313 North May Avenue, Suite 100, Oklahoma City, Oklahoma 73134, and our telephone number is (405) 848-8807. Our website address is www.gulfportenergy.com. Information contained on our website does not constitute a part of this prospectus supplement or the accompanying prospectus.

Recent Developments

On November 30, 2007, we entered into a definitive agreement with Windsor Permian LLC, or Windsor Permian, under which we have the right to participate on a 50/50 basis with Windsor Permian in the acquisition of certain strategic assets in Upton County, Texas in the Permian Basin. Under the agreement, we have an irrevocable, unconditional option to purchase a direct, undivided 50% interest in these assets for 50% of the aggregate purchase price and also receive a proportionate assignment of Windsor Permian’s rights under the related purchase agreement. In addition, in connection with such acquisition, we will assume 50% of certain obligations assumed by Windsor Permian under the purchase agreement. We have until December 12, 2007 to exercise this option. We paid Windsor Permian $8.5 million for the option, which amount is to be applied to our portion of the purchase price for the acquisition in the event we exercise the option and the acquisition is completed. Under the terms of the agreement, we and Windsor Permian have agreed to share equally all third-party costs and expenses incurred by each of us in connection with the transaction. Windsor Permian is an affiliated company controlled by Wexford.

The acquisition is scheduled to close on December 20, 2007, subject to customary closing conditions, with an effective date of November 1, 2007. The aggregate purchase price for the acquisition is $170.0 million, subject to closing adjustments. We intend to fund the balance of our half of the purchase price primarily from the net proceeds of this offering. See “Use of Proceeds” included elsewhere in this prospectus supplement.

The Offering

Common stock offered by us	4,500,000 shares

Common stock to be outstanding after this offering	42,422,476 shares

Over-allotment option granted by the selling stockholder	675,000 shares

Use of proceeds

We estimate that we will receive net proceeds from this offering of approximately $75.5 million after deducting underwriting discounts and commissions and estimated offering expenses. We intend to use the net proceeds from this offering to fund substantially all of the remaining purchase price for our interest in the pending acquisition. See “—Recent Developments” and “Use of Proceeds” included elsewhere in this prospectus supplement. We will not receive any proceeds from the sale of shares of our common stock by the selling stockholder if the underwriters exercise all or a portion of the over-allotment option.

NASDAQ Global Select Market symbol	GPOR

Dividend policy

We currently anticipate that we will retain all future earnings, if any, to finance the growth and development of our business. We do not intend to pay cash dividends in the foreseeable future. In addition, our existing credit facilities limit our ability to pay dividends and make other distributions.

Risk factors

We are subject to a number of risks that you should carefully consider before deciding to invest in our common stock. These risks are discussed more fully in “Risk Factors” in the accompanying prospectus.

The number of shares of common stock outstanding after the offering is based on 37,922,476 shares of common stock outstanding as of December 6, 2007, excluding 97,229 shares of restricted stock awarded under our 2005 Stock Incentive Plan but not yet issued. The number of shares outstanding does not include shares issuable upon the exercise of outstanding stock options held by our employees, officers and directors.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, including the documents incorporated by reference, may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” would,” “expects,” “plans,” “anticipates,” “intends,” “believes,” “estimates,” “projects,” “predicts,” “potential” and similar expressions intended to identify forward-looking statements. All statements, other than statements of historical facts, included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference that address activities, events or developments that we expect or anticipate will or may occur in the future, including such things as estimated future net revenues from oil and gas reserves, including with respect to the assets we may acquire in the pending acquisition, and the present value thereof, future capital expenditures (including the amount and nature thereof), drilling activity, production, expenses, business strategy and measures to implement strategy, competitive strength, goals, expansion and growth of our business and operations, plans, references to future success, reference to intentions as to future matters and other such matters are forward-looking statements. These statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments as well as other factors we believe are appropriate in the circumstances. However, whether actual results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties, including those discussed under the heading “Risk Factors” in the accompanying prospectus and those discussed in the documents we have incorporated by reference including our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006 and our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed subsequent to the filing of such Form 10-KSB. Consequently, all of the forward-looking statements made in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference are qualified by these cautionary statements and we cannot assure you that the actual results or developments anticipated by us will be realized or, even if realized, that they will have the expected consequences to or effects on us, our business or operations. We have no intention, and disclaim any obligation, to update or revise any forward looking statements, whether as a result of new information, future results or otherwise.

USE OF PROCEEDS

We will receive net proceeds from this offering of approximately $75.5 million, after deducting underwriting discounts and commissions and estimated offering expenses. We intend to use the net proceeds from this offering to fund substantially all of the remaining purchase price for our interest in the pending acquisition. See “Summary—Recent Developments.”

We will not receive any proceeds from the sale of shares of our common stock by the selling stockholder if the underwriters exercise all or a portion of the over-allotment option.

PRICE RANGE OF COMMON STOCK

Our common stock is listed and traded on The NASDAQ Global Select Market under the symbol “GPOR.” The following table includes the high and low sales prices for our common stock as reported on The NASDAQ Global Select Market for the periods presented.

	Price Range of Common Stock
	High	Low
2005
First Quarter	$5.90	$3.24
Second Quarter	6.90	5.00
Third Quarter	11.50	6.70
Fourth Quarter	13.00	9.10

2006
First Quarter	16.00	10.00
Second Quarter	15.89	9.90
Third Quarter	13.64	9.82
Fourth Quarter	14.11	9.95

2007
First Quarter	13.89	10.82
Second Quarter	21.34	12.86
Third Quarter	23.70	15.36
Fourth Quarter (through December 6, 2007)	25.62	18.52

The closing price of our common stock on The NASDAQ Global Select Market on December 6, 2007 was $18.68.

SELLING STOCKHOLDER

The following table presents information regarding the selling stockholder and the shares that such stockholder may offer and sell in this offering if the underwriters exercise their over-allotment option. In addition, the nature of any position, office or other material relationship the selling stockholder has had with us within the past three years is indicated in a footnote to the table. Information contained in the table below is based upon information provided to us by the selling stockholder as of December 6, 2007. We have not independently verified this information. We will not receive any proceeds from the sale of our common stock by the selling stockholder.

Name of Selling Stockholder	Beneficial Ownership Prior to the Offering (1)		Number of Shares Offered	Beneficial Ownership After the Offering (1) (2)
	Number	Percentage		Number	Percentage
Mike Liddell (3)	1,521,885	4.00%	675,000	846,885	2.0%

(1)	The percentage of shares beneficially owned is based on 37,922,476 shares of common stock outstanding prior to the offering as of December 6, 2007 and 42,422,476 shares of common stock outstanding after the offering, in each case, excluding 97,229 shares of restricted stock awarded under our 2005 Stock Incentive Plan but not yet issued.
(2)	We have assumed all shares of common stock offered by the selling stockholder under this prospectus supplement have been sold and that no additional shares have been acquired by the selling stockholder or have been issued by us.
(3)	Includes (i) 650,178 shares of our common stock held by Mr. Liddell directly, (ii) 694,081 shares of our common stock held by Liddell Investments LLC, an entity controlled by Mr. Liddell, of which shares Mr. Liddell may be deemed to be the beneficial owner and of which 675,000 shares are included in this offering, (iii) 86,172 shares of our common stock held in trust for the benefit of Mr. Liddell’s daughters, of which Mr. Liddell’s spouse serves as the trustee and of which Mr. Liddell may be deemed to be the beneficial owner, and (iv) options to purchase 91,454 shares of our common stock, all of which are exercisable within 60 days of the date of this prospectus supplement. Excludes (i) options to purchase 182,908 shares of our common stock, none of which are exercisable within 60 days of the date of this prospectus supplement, and (ii) an aggregate of 529,048 shares of our common stock held in trust for the benefit of Jesse Liddell and Luci Liddell, Mr. Liddell’s nephew and niece. Mr. Liddell serves as the trustee of the trust for the benefit of his nephew and niece and may be deemed to be the beneficial owner of shares held in such trust. Mr. Liddell disclaims beneficial ownership of 529,048 shares held in the trust for the benefit of his nephew and niece referenced above. Mr. Liddell has served as a director of our company since July 1997 and as Chairman of the Board of our company since July 1998. Mr. Liddell served as Chief Executive Officer of our company from April 1998 to December 2005 and as President of our company from July 2000 to December 2005. See “Selling Stockholders” in the accompanying prospectus for information regarding additional relationships between Mr. Liddell and Wexford, one of our affiliates.

UNDERWRITING

Johnson Rice & Company L.L.C. and Jefferies & Company, Inc. are acting as the underwriters of the offering. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each of the underwriters named below has severally agreed to purchase from us, and we have agreed to sell to such underwriters, the respective number of shares of our common stock shown opposite its name below:

Underwriters	Number of Shares
Johnson Rice & Company L.L.C.	2,250,000
Jefferies & Company, Inc.	2,250,000

Total	4,500,000

The underwriting agreement provides that the underwriters’ obligation to purchase shares of our common stock from us is subject to approval of legal matters by counsel and the satisfaction of the conditions contained in the underwriting agreement. The conditions contained in the underwriting agreement include the conditions that the representations and warranties made by us to the underwriters are true, that there has been no material adverse change to our condition or in the financial markets and that we deliver to the underwriters customary closing documents. The underwriters are obligated to purchase all of the shares of common stock (other than those covered by the over-allotment option described below) if they purchase any of the shares.

The underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover of this prospectus supplement and to the selling group members at that price less a selling concession not in excess of $0.42 per share. After the shares of common stock are released for sale to the public, the underwriters may vary the offering price and other selling terms from time to time.

The selling stockholder has granted to the underwriters an option, exercisable for 30 days from the date of the underwriting agreement, to purchase up to 675,000 additional shares at the public offering price per share less the underwriting discount shown on the cover page of this prospectus. The underwriters may exercise this option solely to cover over-allotments, if any, made in connection with this offering.

The following table summarizes the compensation to be paid to the underwriters by us and the selling stockholder, assuming the underwriters’ over-allotment option is fully exercised, in connection with this offering.

		Total
	Per share	Without over-allotment	With over-allotment
Public offering price by us	$17.50	$78,750,000	$—
Underwriting fees to be paid by us	$0.70	$3,150,000	$—
Proceeds, before expenses, to us	$16.80	$75,600,000	$—

Public offering price by the selling stockholder	$17.50	$—	$11,812,500
Underwriting fees to be paid by the selling stockholder	$0.70	$—	$472,500
Proceeds, before expenses, to the selling stockholder	$16.80	$—	$11,340,000

We estimate our expenses associated with the offering, excluding underwriting discounts and commissions, will be approximately $100,000.

We and the selling stockholder have agreed to indemnify the underwriters against certain liabilities, including liabilities under the federal securities laws, or to contribute to payments that may be required to be made in respect of these liabilities.

We, our officers and directors and the selling stockholder have agreed that, for a period of 90 days from the date of this prospectus supplement, we and they will not, without the prior written consent of Johnson Rice & Company L.L.C., directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of any share of common stock or any securities convertible into or exercisable or exchangeable for common stock, or file any registration statement under the Securities Act with respect to any of the foregoing or enter into any swap or any other agreement or transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the common stock, except for the sale to the underwriters in this offering, the issuance by us of any securities or options to purchase common stock under existing, amended or new employee benefit plans maintained by us and the filing of or amendment to any registration statement related to the foregoing, the issuance by us of securities in exchange for or upon conversion of our outstanding securities described herein, the filing of or an amendment to any registration statement pursuant to registration rights held by third parties not subject to a lock-up agreement or certain transfers in the case of officers or directors in the form of bona fide gifts, intra family transfers and transfers related to estate planning matters. Notwithstanding the foregoing, if (1) during the last 17 days of such 90-day restricted period we issue an earnings release or (2) prior to the expiration of such 90-day restricted period we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day restricted period, the foregoing restrictions shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release; provided, however, that this sentence will not apply if, as of the expiration of the restricted period, shares of our common stock are “actively-traded securities” as defined in Regulation M. Johnson Rice & Company L.L.C. has advised us and the selling stockholder that they do not have any present intent to release the lock-up agreements prior to the expiration of the applicable restricted period.

The underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions, penalty bids and passive market making in accordance with Regulation M under the Securities Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Covered short sales are sales made in an amount not greater than the number of shares available for purchase by the underwriters under their over-allotment option. The underwriters may close out a covered short sale by exercising their over-allotment option or purchasing shares in the open market. Naked short sales are sales made in an amount in excess of the number of shares available under the over-allotment option. The underwriters must close out any naked short sale by purchasing shares in the open market. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the shares of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the shares of common stock originally sold by such syndicate member is purchased in a syndicate covering transaction to cover syndicate short positions. Penalty bids may have the effect of deterring syndicate members from selling to people who have a history of quickly selling their shares. In passive market making, market makers in the shares of common stock who are underwriters or prospective underwriters may, subject to certain limitations, make bids for or purchases of the shares of common stock until the time, if any, at which a stabilizing bid is made. These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the shares of common stock to be higher than it would otherwise be in the absence of these transactions. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

From time to time, Johnson Rice & Company L.L.C., Jefferies & Company, Inc. and their respective affiliates have, directly or indirectly, provided investment banking or financial advisory services to us or our affiliates for which they have received customary fees and commissions. They may provide these services to us or our affiliates from time to time in the future.

LEGAL MATTERS

The validity of shares of common stock offered by this prospectus supplement will be passed upon for us and the selling stockholder by Akin Gump Strauss Hauer & Feld LLP. Certain legal matters will be passed upon for the underwriters by Porter & Hedges, L.L.P.

Prospectus

$100,000,000

Common Stock

Debt Securities

17,195,265 Shares of Common Stock

Offered by

the Selling Stockholders

We may offer and sell, from time to time in one or more offerings, shares of our common stock and debt securities that have an aggregate maximum offering price of $100,000,000. We may offer these securities separately or together, or in separate series. In addition, the selling stockholders identified in this prospectus under the heading “Selling Stockholders,” or their transferees, pledgees, donees or other successors, may sell up to an aggregate of 17,195,265 shares of our common stock from time to time under this prospectus and any prospectus supplement. We will not receive any proceeds from the sale of our common stock by the selling stockholders.

This prospectus provides you with a general description of the securities we or the selling stockholders may offer. Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the offering. The supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus, all prospectus supplements and all other documents incorporated by reference in this prospectus before you invest in our securities.

Investing in our securities involves a high degree of risks. See “ Risk Factors” beginning on page 2.

Our common stock is quoted on The Nasdaq Global Select Market under the symbol “GPOR.” On October 25, 2007, the last reported sale price of our common stock on The Nasdaq Global Select Market was $22.51 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 13, 2007.

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ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement that we filed with the Securities and Exchange Commission, or SEC. Under this registration statement, we may sell up to a total of $100,000,000 of any combination of the securities described in this prospectus from time to time in one or more offerings and the selling stockholders may, from time to time, sell up to an aggregate of 17,195,265 shares of common stock in one or more offerings. This prospectus provides you with a general description of the securities we or the selling stockholders may offer. This prospectus does not contain all the information set forth in the registration statement as permitted by the rules of the SEC. Each time we sell securities, we will provide a supplement to this prospectus that will contain specific information about the terms of that offering. That prospectus supplement may also add, update or change information contained in this prospectus. Before purchasing any securities, you should carefully read both this prospectus and any applicable prospectus supplement, together with the additional information described in this prospectus under the headings “Where You Can Find More Information” and “Information Incorporated by Reference.”

You should rely only on the information contained in this prospectus and in any applicable prospectus supplement, including any information incorporated by reference. Neither we nor the selling stockholders have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information appearing in this prospectus, any prospectus supplement or any document incorporated by reference is accurate at any date other than as of the date of each such document. Our business, financial condition, results of operations and prospects may have changed since the date indicated on the cover page of such documents.

The distribution of this prospectus may be restricted by law in certain jurisdictions. You should inform yourself about and observe any of these restrictions. This prospectus does not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which the offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make the offer or solicitation.

When used in this prospectus or in any supplement to this prospectus, the terms “Gulfport,” the “Company,” “we,” “our” and “us” refer to Gulfport Energy Corporation and its subsidiaries, unless otherwise indicated or the context otherwise requires.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” would,” “expects,” “plans,” “anticipates,” “intends,” “believes,” “estimates,” “projects,” “predicts,” “potential” and similar expressions intended to identify forward-looking statements. All statements, other than statements of historical facts, included in this prospectus and the documents incorporated by reference in this prospectus that address activities, events or developments that we expect or anticipate will or may occur in the future, including such things as estimated future net revenues from oil and gas reserves and the present value thereof, future capital expenditures (including the amount and nature thereof), business strategy and measures to implement strategy, competitive strength, goals, expansion and growth of our business and operations, plans, references to future success, reference to intentions as to future matters and other such matters are forward-looking statements. These statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current

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conditions and expected future developments as well as other factors we believe are appropriate in the circumstances. However, whether actual results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties, including those discussed under the heading “Risk Factors” in this prospectus and any prospectus supplement and those discussed in the documents we have incorporated by reference. Consequently, all of the forward-looking statements made in this prospectus, and the documents incorporated by reference in this prospectus, are qualified by these cautionary statements and we cannot assure you that the actual results or developments anticipated by us will be realized or, even if realized, that they will have the expected consequences to or effects on us, our business or operations. We have no intention, and disclaim any obligation, to update or revise any forward looking statements, whether as a result of new information, future results or otherwise.

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OUR COMPANY

We are an independent oil and natural gas exploration and production company with our principal producing properties located along the Louisiana Gulf Coast in the West Cote Blanche Bay, or WCBB, and Hackberry fields. We also hold a significant acreage position in the Alberta oil sands in Canada through our interest in Grizzly Oil Sands ULC and have interests in entities that operate in Southeast Asia, including the Phu Horn gas field in Thailand. We seek to achieve reserve growth and increase our cash flow through our annual drilling programs.

The WCBB field lies approximately five miles off the coast of Louisiana in a shallow bay with water depths averaging eight to ten feet. We own a 100% working interest (79.4% net revenue interest, or NRI), and are the operator, in depths above the base of the 13900 Sand which is located at 11,320 feet. In addition, we own a 40.4% non-operated working interest (30.0% NRI) in depths below the base of the 13900 Sand, which is operated by Chevron Corporation. Our leasehold interests at WCBB contain 5,668 gross acres.

The East Hackberry field is located along the western shore of Lake Calcasieu in Louisiana, 15 miles inland from the Gulf of Mexico. We own a 100% working interest (approximately 79% average NRI) in certain producing oil and natural gas properties situated in the East Hackberry field. We hold beneficial interests in approximately 4,934 acres, including the Erwin Heirs Block, which is located on land, and the adjacent State Lease 50 Block, which is located primarily in the shallow waters of Lake Calcasieu. In addition, we recently exercised our option to acquire additional acreage at the Hackberry field. The option will increase our acreage position significantly to approximately 8,234 acres, an increase of approximately 3,300 acres. State approval on the lease is pending.

The West Hackberry field is located on land and is five miles west of Lake Calcasieu in Cameron Parish, Louisiana, approximately 85 miles west of Lafayette and 15 miles inland from the Gulf of Mexico. We own a 100% working interest (approximately 87.5% NRI) in 592 acres within the West Hackberry field. Our leases at West Hackberry are located within two miles of one of the United States Department of Energy’s Strategic Petroleum Reserves.

During the third quarter of 2006, we purchased an approximate 25% interest in Grizzly Oil Sands ULC, or Grizzly, a Canadian unlimited liability company holding leases in the Athabasca region located in northern Alberta Province, Canada near Fort McMurray in the same area as existing oil sands projects. The remaining interests in Grizzly are owned by entities controlled by Wexford Capital LLC, an affiliate of ours. As of October 25, 2007, Grizzly had approximately 500,000 acres under lease. Grizzly drilled 62 core holes during the 2006/2007 winter delineation drilling season and tested three separate lease blocks with four drilling rigs. Future plans currently include continuing to acquire leases, additional core hole drilling during the 2007/2008 winter drilling season and possible construction of a 10,000 barrel per day steam assisted gravity drainage facility that could lead to initial production in 2011.

We also hold ownership interests in entities that operate in Southeast Asia, Canada and the Williston Basin area of western North Dakota and eastern Montana.

We were organized in June 1997. Our principal executive offices are located at 14313 North May Avenue, Suite 100, Oklahoma City, Oklahoma 73134, and our telephone number is (405) 848-8807. Our website address is www.gulfportenergy.com. Information contained on our website does not constitute a part of this prospectus.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the following risks and all other information contained or incorporated by reference in this prospectus before deciding to invest in our securities. Our business, financial condition or results of operations could be materially and adversely affected by any of these risks. The trading price of our common stock and our ability to meet our obligations under our debt securities could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related to Our Business and Industry

The volatility of oil and natural gas prices due to factors beyond our control greatly affects our profitability.

Our revenues, operating results, profitability, future rate of growth and the carrying value of our oil and natural gas properties depend primarily upon the prevailing prices for oil and natural gas. Historically, oil and natural gas prices have been volatile and are subject to fluctuations in response to changes in supply and demand, market uncertainty and a variety of additional factors that are beyond our control, including:

•	worldwide and domestic supplies of oil and natural gas;

•	the level of prices, and expectations about future prices, of oil and natural gas;

•	the cost of exploring for, developing, producing and delivering oil and natural gas;

•	the expected rates of declining current production;

•	weather conditions, including hurricanes, that can affect oil and natural gas operations over a wide area;

•	the level of consumer demand;

•	the price and availability of alternative fuels;

•	technical advances affecting energy consumption;

•	risks associated with operating drilling rigs;

•	the availability of pipeline capacity;

•	the price and level of foreign imports;

•	domestic and foreign governmental regulations and taxes;

•	the ability of the members of the Organization of Petroleum Exporting Countries to agree to and maintain oil price and production controls;

•	political instability or armed conflict in oil and natural gas producing regions; and

•	the overall economic environment.

These factors and the volatility of the energy markets make it extremely difficult to predict future oil and natural gas price movements with any certainty. For example, the West Texas Intermediate posted price for crude oil has ranged from a low of $30.83 per barrel, or bbl, in January 2004 to a high of $75.82 per bbl in September 2007. The Henry Hub spot market price of natural gas has ranged from a low of $4.20 per million British thermal units, or MMBtu, in October 2006 to a high of $13.93 per MMBtu in October 2005. Until recently, these prices have generally been at historically high levels. On October 23, 2007, the West Texas Intermediate posted price for crude oil was $82.00 per bbl for crude oil and the Henry Hub spot market price of natural gas was $6.625 per MMBtu. Any substantial decline in the price of oil and natural gas will likely have a material adverse effect on our operations, financial condition and level of expenditures for the development of our oil and natural gas reserves, and may result in write downs of oil and natural gas properties due to ceiling test limitations.

Our success depends on finding, developing or acquiring additional reserves.

Our future success depends upon our ability to find, develop or acquire additional oil and natural gas reserves that are economically recoverable. Our proved reserves will generally decline as reserves are depleted, except to the extent that we conduct successful exploration or development activities or acquire properties containing proved reserves, or both. To increase reserves and production, we undertake development, exploration and other replacement activities or use third parties to accomplish these activities. We make and expect to continue to make substantial capital expenditures in our business and operations for the development, production, exploration and acquisition of oil and natural gas reserves. To date, we have financed capital expenditures primarily with cash flow from operations, the issuance of equity securities and borrowings under our bank and other credit facilities. Our cash flow from operations and access to capital are subject to a number of variables, including:

•	our proved reserves;

•	the level of oil and natural gas we are able to produce from existing wells;

•	the prices at which oil and natural gas are sold; and

•	our ability to acquire, locate and produce new reserves.

We cannot assure you that we will have sufficient resources to undertake our exploration and development activity, production and acquisition of oil and natural gas reserves, that our exploratory projects or other replacement activities will result in significant additional reserves or that we will have success drilling productive wells at low finding and development costs. Furthermore, although our revenues may increase if prevailing oil and natural gas prices increase significantly, our finding costs for additional reserves could also increase.

Our failure to successfully identify, complete and integrate future acquisitions of properties or businesses could reduce our earnings and slow our growth.

There is intense competition for acquisition opportunities in our industry. Competition for acquisitions may increase the cost of, or cause us to refrain from, completing acquisitions. Our ability to complete acquisitions is dependent upon, among other things, our ability to obtain debt and equity financing and, in some cases, regulatory approvals. Completed acquisitions could require us to invest further in operational, financial and management information systems and to attract, retain, motivate and effectively manage additional employees. The inability to effectively manage the integration of acquisitions could reduce our focus on subsequent acquisitions and current operations, which, in turn, could negatively impact our earnings and growth. Our financial position and results of operations may fluctuate significantly from period to period, based on whether or not significant acquisitions are completed in particular periods.

Our Canadian oil sands project is a complex undertaking and may not be completed on schedule or at budgeted cost or at all.

During the third quarter of 2006, we purchased an approximate 25% interest in Grizzly Oil Sands ULC, a Canadian unlimited liability company holding leases in the Athabasca region located in northern Alberta Province, Canada near Fort McMurray in the same area as existing oil sands projects. The remaining interests in Grizzly are owned by entities controlled by Wexford Capital LLC, an affiliate of ours. As of September 30, 2007, our net investment in Grizzly was approximately $22.8 million. As of October 25, 2007, Grizzly had approximately 500,000 acres under lease. Grizzly drilled 62 core holes during the 2006/2007 winter delineation drilling season and tested three separate lease blocks with four drilling rigs. Future plans currently include continuing to acquire leases, additional core hole drilling during the 2007/2008 winter drilling season and possible construction of a 10,000 barrel per day steam assisted gravity drainage facility that could lead to initial production in 2011. Gross capital expenditures for such production facility are currently estimated to be approximately $300.0 million. This is a complex project and financing has not yet been secured. There can be no assurance that this project can be completed on schedule, at our estimated cost or at all.

Shortage of rigs, equipment, supplies or personnel may restrict our operations.

The oil and natural gas industry is cyclical, and at the present time there is a shortage of drilling rigs, equipment, supplies and personnel. The costs and delivery times of rigs, equipment and supplies has increased as drilling activities have increased. In addition, demand for, and wage rates of, qualified drilling rig crews have risen with increases in the number of active rigs in service. In accordance with customary industry practice, we rely on independent third party service providers to provide most of the services necessary to drill new wells. Shortages of drilling rigs, equipment, supplies, personnel, trucking services, tubulars, fracing and completion services and production equipment could delay or restrict our exploration and development operations, which in turn could impair our financial condition and results of operations.

We rely on a few key employees whose absence or loss could disrupt our operations resulting in a loss of revenues.

Many key responsibilities within our business have been assigned to a small number of employees. The loss of their services, particularly the loss of Mike Liddell, our Chairman of the Board, James D. Palm, our Chief Executive Officer, Michael G. Moore, our Chief Financial Officer, or our two geophysicists, Stuart Maier and Randy Wilson, could disrupt our operations resulting in a loss of revenues. We do not have an employment contract with any of our executives, with the exception of Mr. Liddell, and our executives are not restricted from competing with us if they cease to be employed by us. Additionally, as a practical matter, any employment agreement we may enter into will not assure the retention of our employees. In addition, we do not maintain “key person” life insurance policies on any of our employees. As a result, we are not insured against any losses resulting from the death of our key employees.

Estimates of oil and natural gas reserves are uncertain and may vary substantially from actual production.

There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting future rates of production and timing of expenditures, including many factors beyond our control. The reserve information incorporated by reference in this prospectus represents only estimates based on reports prepared by Netherland, Sewell & Associates, Inc. as of December 31, 2006 with respect to our WCBB field and by our personnel with respect to our Hackberry fields and our overrides and non-operated interests. Petroleum engineering is not an exact science. Information relating to our proved oil and natural gas reserves is based upon engineering estimates. Estimates of economically recoverable oil and natural gas reserves and of future net cash flows necessarily depend upon a number of variable factors and assumptions, such as historical production from the area compared with production from other producing areas, future site restoration and abandonment costs, the assumed effects of regulations by governmental agencies and assumptions concerning future oil and natural gas prices, future operating costs, severance and excise taxes, capital expenditures and workover and remedial costs, all of which may in fact vary considerably from actual results. For these reasons, estimates of the economically recoverable quantities of oil and natural gas attributable to any particular group of properties, classifications of such reserves based on risk of recovery and estimates of the future net cash flows expected therefrom prepared by different engineers or by the same engineers at different times may vary substantially. Actual production, revenues and expenditures with respect to our reserves will likely vary from estimates, and such variances may be material.

The present value of future net revenues from our proved reserves is not necessarily the same as the current market value of our estimated oil and natural gas reserves. We base the estimated discounted future net revenue from our proved reserves on prices and costs in effect on the day of estimate. However, actual future net revenues from our oil and natural gas properties also will be affected by factors such as:

•	actual prices we receive for oil and natural gas;

•	the amount and timing of actual production;

•	supply of and demand for oil and natural gas; and

•	changes in governmental regulations or taxation.

The timing of both our production and our incurrence of costs in connection with the development and production of oil and natural gas properties will affect the timing of actual future net revenues from proved reserves, and thus their actual present value. In addition, the 10% discount factor we use when calculating discounted future net cash flows may not be the most appropriate discount factor based on interest rates in effect from time to time and risks associated with us or the oil and natural gas industry in general.

There are numerous uncertainties inherent in estimating quantities of bitumen reserves and resources and no assurance can be given that indicated level of reserves or recovery of bitumen will be realized.

There are numerous uncertainties inherent in estimating quantities of bitumen reserves and resources, including many factors beyond our or Grizzly’s control, and no assurance can be given that the indicated level of reserves or recovery of bitumen will be realized. In general, estimates of economically recoverable bitumen reserves and the future net cash flow from such reserves are based upon a number of factors and assumptions made as of the date on which the reserve and resource estimates were determined, such as geological and engineering estimates which have inherent uncertainties, the assumed effects of regulation by governmental agencies and estimates of future commodity prices and operating costs, all of which may vary considerably from actual results. All such estimates are, to some degree, uncertain and classifications of reserves are only attempts to define the degree of uncertainty involved. For these reasons, estimates of the economically recoverable bitumen, the classification of such reserves based on risk of recovery and estimates of future net revenues expected therefrom, prepared by different engineers or by the same engineers at different times, may vary substantially.

Estimates with respect to reserves and resources that may be developed and produced in the future are often based upon volumetric calculations and upon analogy to similar types of reserves, rather than upon actual production history. Estimates based on these methods generally are less reliable than those based on actual production history. Subsequent evaluation of the same reserves based upon production history may result in variations in the estimated reserves. Reserve and resource estimates may require revision based on actual production experience. Reserve and resources estimates are determined with reference to assumed oil prices and operating costs. Market price fluctuations of oil prices may render uneconomic the recovery of certain grades of bitumen. No assurance can be provided as to the gravity or quality of bitumen to be produced from Grizzly’s lands.

The marketability of our production is dependent upon compressors, gathering lines, transportation barges and other facilities, certain of which we do not control. When these facilities are unavailable, our operations can be interrupted and our revenues reduced.

The marketability of our oil and natural gas production depends in part upon the availability, proximity and capacity of natural gas lines and transportation barges owned by third parties. In general, we do not control these transportation facilities and our access to them may be limited or denied due to circumstances beyond our control. A significant disruption in the availability of these transportation facilities or our compression and other production facilities could adversely impact our ability to deliver to market or produce our oil and natural gas and thereby cause a significant interruption in our operations. We are at particular risk with respect to oil and natural gas produced at our WCBB field, which is our largest field. In October 2006, for example, a natural gas line in this field operated by our natural gas purchaser was ruptured by a third party contractor, requiring the field to be shut in for approximately seven weeks until the line could be repaired. Further, we are dependent on our oil purchaser to provide the barges necessary to transport our oil production from the WCBB field. The increasing demand for transportation barges in the Louisiana Gulf Coast region has adversely impacted our ability to transport our oil production from the tank batteries in our field to shore for delivery. This has required us to shut in or curtail production from time to time as we have only limited storage capacity in the field. If, in the future, we are unable, for any sustained period, to implement acceptable delivery or transportation arrangements or encounter compression or other production related difficulties, we will be required to again shut in or curtail production from the field. Any such shut in or curtailment, or an inability to obtain favorable terms for delivery of the oil and natural gas produced from the field, would adversely affect our financial condition and results of operations.

Substantially all of our producing properties are located in Louisiana, making us vulnerable to risks associated with operating in this region.

Our operations are concentrated in Louisiana and our largest field, WCBB, is located approximately five miles off the coast of Louisiana in a shallow bay with water depths averaging eight to ten feet. As a result, we may be disproportionately exposed to the impact of delays or interruptions of production from this region caused by weather conditions such as fog or rain, hurricanes or other natural disasters, or lack of field infrastructure. Losses could occur for uninsured risks or in amounts in excess of any existing insurance coverage. We cannot assure you that we will be able to obtain and maintain adequate insurance at rates we consider reasonable or that any particular types of coverage will be available.

Our identified drilling locations comprise an estimation of part of our future drilling plans over several years, making them susceptible to uncertainties that could materially alter the occurrence or timing of their drilling.

We have identified over 200 drilling locations on our Louisiana properties. These drilling locations represent a significant part of our growth strategy. Our ability to drill and develop these locations depends on a number of uncertainties, including the availability of capital, oil and natural gas prices, inclement weather, costs and drilling results. Because of these uncertainties, we do not know if the numerous potential drilling locations we have identified will ever be drilled or if we will be able to produce oil or natural gas from these or any other potential drilling locations. As such, our actual drilling activities may materially differ from those presently identified, which could adversely affect our business.

Operating hazards and uninsured risks may result in substantial losses.

Our operations are subject to all of the hazards and operating risks inherent in drilling for and production of oil and natural gas, including the risk of fire, explosions, blowouts, pipe failure, abnormally pressured formations and environmental hazards such as oil spills, gas leaks, ruptures or discharges of toxic gases. The occurrence of any of these events could result in substantial losses to us due to injury or loss of life, severe damage to or destruction of property, natural resources and equipment, pollution or other environmental damage, clean-up responsibilities, regulatory investigation and penalties and suspension of operations. For example, in October 2006, an accident occurred north of our production facilities in the WCBB field in southern Louisiana involving two contracted vessels that were performing work on our behalf in the field. A tugboat and two barges laden with construction materials ruptured an underwater natural gas pipeline and a subsequent fire damaged the vessels. Six fatalities resulted from the accident, which is currently under investigation by the National Transportation Safety Board and the United States Coast Guard. Several lawsuits relating to this incident have been filed against us, among other parties. Information with respect to this litigation is incorporated by reference in this prospectus from our reports that we file with the SEC. Litigation is inherently uncertain and its outcome cannot be predicted at this time; however, if this litigation is not resolved in a manner that is favorable to us, our financial condition and results of operations may be negatively impacted.

In accordance with customary industry practice, we historically have maintained insurance against some, but not all, of our business risks. We cannot assure you that our insurance will be adequate to cover any losses or liabilities we may suffer. We also cannot predict the continued availability of insurance, or its availability at premium levels that justify its purchase. In addition, we understand that insurance carriers are modifying or otherwise restricting insurance coverage or ceasing to provide certain types of insurance coverage in the Gulf Coast region. We may also be liable for environmental damage caused by previous owners of properties purchased by us, which liabilities may not be covered by insurance.

Our operations are subject to various governmental regulations which require compliance that can be burdensome and expensive.

Our oil and natural gas operations are subject to various federal, state and local governmental regulations that may be changed from time to time in response to economic and political conditions. Matters subject to regulation include discharge permits for drilling operations, drilling bonds, reports concerning operations, the spacing of wells, unitization and pooling of properties and taxation. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and natural gas wells below actual production capacity to conserve supplies of oil and gas. In addition, the production, handling, storage, transportation, emission and disposal of oil and gas, by-products thereof and other substances and materials produced or used in connection with oil and natural gas operations are subject to regulation under federal, state and local laws and regulations relating to protection of human health and the environment. These laws and regulations have continually imposed increasingly strict requirements for water and air pollution control and waste management. Significant expenditures may be required to comply with governmental laws and regulations applicable to us. We believe the trend of more expansive and stricter environmental legislation and regulations will continue.

We face extensive competition in our industry.

The oil and natural gas industry is intensely competitive, and we compete with other companies that have greater resources. Many of these companies not only explore for and produce oil and natural gas, but also carry on midstream and refining operations and market petroleum and other products on a regional, national or worldwide basis. These competitors may be better positioned to take advantage of industry opportunities and to withstand changes affecting the industry, such as fluctuations in oil and natural gas prices and production, the availability of alternative energy sources and the application of government regulation.

We depend upon two customers for the sale of most of our oil and natural gas production.

The availability of a ready market for any oil and natural gas we produce depends on numerous factors beyond the control of our management, including but not limited to the extent of domestic production and imports of oil, the proximity and capacity of gas pipelines, the availability of skilled labor, materials and equipment, the effect of state and federal regulation of oil and natural gas production and federal regulation of gas sold in interstate commerce. The oil and natural gas we produce in Louisiana is sold to purchasers who service the areas where our wells are located. We sell the majority of our oil to Shell Trading Company, or Shell. Shell takes custody of the oil at the outlet from our oil storage barge. At September 30, 2007, our production was being sold in accordance with the posted price for West Texas/New Mexico Intermediate crude plus Platt’s trade month average P+ value, plus or minus the Platt’s WII/LLS differential less $3.70 per Bbl for transportation. For the nine months ended September 30, 2007 and the year ended December 31, 2006, we sold approximately 100% of our oil production to Shell and 94.9% and 96%, respectively, of our natural gas production to Chevron. During 2005, we sold 99% of our oil production to Shell and 88% of our natural gas production to Chevron. There can be no assurance that we will continue to have ready access to suitable markets for our future oil and natural gas production.

Our method of accounting for oil and natural gas properties may result in impairment of asset value.

We use the full cost method of accounting for oil and natural gas operations. Accordingly, all costs, including nonproductive costs and certain general and administrative costs associated with acquisition, exploration and development of oil and natural gas properties, are capitalized. Net capitalized costs are limited to the estimated future net revenues, after income taxes, discounted at 10% per year, from proven oil and natural gas reserves and the cost of the properties not subject to amortization. Such capitalized costs, including the estimated future development costs and site remediation costs, if any, are depleted by an equivalent units-of-production method, converting gas to barrels at the ratio of six Mcf of gas to one barrel of oil.

Companies that use the full cost method of accounting for oil and gas properties are required to perform a ceiling test each quarter. The test determines a limit, or ceiling, on the book value of the oil and gas properties. Net capitalized costs are limited to the lower of unamortized cost net of deferred income taxes or the cost center ceiling. The cost center ceiling is defined as the sum of (a) estimated future net revenues, discounted at 10% per annum, from proved reserves, based on unescalated year-end prices and costs, adjusted for any contract provisions or financial derivatives, if any, that hedge oil and natural gas revenue, and excluding the estimated abandonment costs for properties with asset retirement obligations recorded on the balance sheet, (b) the cost of properties not being amortized, if any, and (c) the lower of cost or market value of unproved properties included in the cost being amortized, less income tax effects related to differences between the book and tax basis of the oil and natural gas properties. If the net book value reduced by the related net deferred income tax liability exceeds the ceiling, an impairment or noncash writedown is required. A ceiling test impairment can give us a significant loss for a particular period. Once incurred, a write down of oil and natural gas properties is not reversible at a later date, even if oil or gas prices increase.

Our use of 2-D and 3-D seismic data is subject to interpretation and may not accurately identify the presence of oil and natural gas, which could adversely affect the results of our drilling operations.

Even when properly used and interpreted, 2-D and 3-D seismic data and visualization techniques are only tools used to assist geoscientists in identifying subsurface structures and hydrocarbon indicators and do not enable the interpreter to know whether hydrocarbons are, in fact, present in those structures. In addition, the use of 3-D seismic and other advanced technologies requires greater predrilling expenditures than traditional drilling strategies, and we could incur losses as a result of such expenditures. As a result, our drilling activities may not be successful or economical.

We have entered into forward sales contracts and may in the future enter into additional contracts for a portion of our production, which may result in our making cash payments or prevent us from receiving the full benefit of increases in prices for oil and gas.

To reduce our exposure to short-term fluctuations in the price of oil and natural gas, we periodically enter into hedging arrangements. As of June 30, 2007, we had entered into forward sales contracts for the sale of 3,000 barrels of production per day for the month of June 2007 at a weighted average daily price of $70.15 per barrel before transportation costs. For the period of July 2007 through May 2008, we have entered into forward sales contracts for the sale of 3,500 barrels of production per day at a weighted average daily price of $70.29 per barrel before transportation costs. For the month of June 2008, we have entered into forward sales contracts for the sale of 3,500 barrels of production per day at a weighted average daily price of $71.69 per barrel before transportation costs. For the months of July 2008 and August 2008 and the period September 2008 through December 2008, we have entered into forward sales contracts for the sale of 2,000 barrels of production per day in each such period at weighted average daily prices of $77.20, $79.95 and $79.59 per barrel, respectively, in each case before transportation costs. Under these agreements we have sold approximately 66% of our estimated production for June through December 2007. Such arrangements may expose us to risk of financial loss in certain circumstances, including instances where production is less than expected or oil prices increase. Significant increases in oil prices could adversely affect our financial position. In addition, our hedging arrangements may limit the benefit to us of increases in the price of oil.

A terrorist attack or armed conflict could harm our business.

Terrorist activities, anti-terrorist efforts and other armed conflicts involving the United States or other countries may adversely affect the United States and global economies and could prevent us from meeting our financial and other obligations. If any of these events occur, the resulting political instability and societal disruption could reduce overall demand for oil and natural gas, potentially putting downward pressure on demand for our services and causing a reduction in our revenues. Oil and natural gas related facilities could be direct targets of terrorist attacks, and our operations could be adversely impacted if infrastructure integral to our customers’ operations is destroyed or damaged. Costs for insurance and other security may increase as a result of these threats, and some insurance coverage may become more difficult to obtain, if available at all.

Conservation measures and technological advances could reduce demand for oil and natural gas.

Fuel conservation measures, alternative fuel requirements, increasing consumer demand for alternatives to oil and natural gas, technological advances in fuel economy and energy generation devices could reduce demand for oil and natural gas. Management cannot predict the impact of the changing demand for oil and gas services and products, and any major changes may have a material adverse effect on our business, financial condition, results of operations and cash flows.

We will be subject to the requirements of Section 404 of the Sarbanes-Oxley Act. If we are unable to timely comply with Section 404 or if the costs related to compliance are significant, our profitability, stock price and results of operations and financial condition could be materially adversely affected.

Under current rules, we will be required to comply with the provisions of Section 404 of the Sarbanes-Oxley Act of 2002 as of December 31, 2007. Section 404 requires that we document and test our internal control over financial reporting and issue management’s assessment of our internal control over financial reporting. This section also requires that our independent registered public accounting firm opine on those internal controls. We will be required to evaluate our existing controls against the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, or COSO. During the course of our ongoing evaluation and integration of the internal control over financial reporting, we may identify areas requiring improvement, and we may have to design enhanced processes and controls to address issues identified through this review.

We believe that the out-of-pocket costs, the diversion of management’s attention from running the day-to-day operations and operational changes caused by the need to comply with the requirements of Section 404 of the Sarbanes-Oxley Act could be significant.

We cannot be certain at this time that we will be able to successfully complete the procedures, certification and attestation requirements of Section 404 or that we or our auditors will not identify material weaknesses in internal control over financial reporting. If we fail to comply with the requirements of Section 404 or if we or our auditors identify and report such material weaknesses, the accuracy and timeliness of the filing of our annual and quarterly reports may be materially adversely affected and could cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our common stock. In addition, a material weakness in the effectiveness of our internal control over financial reporting could result in an increased chance of fraud and the loss of customers, reduce our ability to obtain financing and require additional expenditures to comply with these requirements, each of which could have a material adverse effect on our business, results of operations and financial condition.

Risks Related to Our Common Stock

If our quarterly revenues and operating results fluctuate significantly, the price of our common stock may be volatile.

Our revenues and operating results may in the future vary significantly from quarter to quarter. If our quarterly results fluctuate, it may cause our stock price to be volatile. We believe that a number of factors could cause these fluctuations, including:

•	changes in oil and natural gas prices;

•	changes in production levels;

•	changes in governmental regulations and taxes;

•	geopolitical developments;

•	the level of foreign imports of oil and natural gas; and

•	conditions in the oil and natural gas industry and the overall economic environment.

Because of the factors listed above, among others, we believe that our quarterly revenues, expenses and operating results may vary significantly in the future and that period-to-period comparisons of our operating results are not necessarily meaningful. You should not rely on the results of one quarter as an indication of our future performance. It is also possible that in some future quarters, our operating results will fall below our expectations or the expectations of market analysts and investors. If we do not meet these expectations, the price of our common stock may decline significantly.

Our officers and directors together with our largest stockholder control a significant percentage of our common stock, and their interests may conflict with those of our other stockholders.

As of October 23, 2007, our executive officers and directors, in the aggregate, beneficially owned approximately 4% of our outstanding common stock and Charles E. Davidson, one of the selling stockholders, beneficially owned approximately 40% of our outstanding common stock. As a result, these stockholders acting together are able to exercise significant influence over most matters requiring approval by our stockholders, including the election of directors and the approval of significant corporate transactions. Such a concentration of ownership may have the effect of delaying or preventing a change in control of us, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices.

We can give no assurances as to the market for our common stock.

Since July 14, 2006, our common stock has been listed on The NASDAQ Global Select Market under the symbol “GPOR.” From February 28, 2006 until that date, our common stock was listed on the NASDAQ National Market. Prior to that date, our common stock was traded on the NASD OTC Bulletin Board under the symbol “GPOR.OB.” There is a limited market for our shares. We cannot assure you that an active trading market will develop, or if it does, that it will be sustained.

We do not currently pay dividends on our common stock and do not anticipate doing so in the future.

We have paid no cash dividends on our common stock, and there can be no assurance that we will achieve sufficient earnings to pay cash dividends on our common stock in the future. We intend to retain any earnings to fund our operations. Therefore, we do not anticipate paying any cash dividends on our common stock in the foreseeable future. In addition, the terms of our credit agreement prohibit the payment of any dividends to the holders of our common stock.

A change of control could limit our use of net operating losses.

As of December 31, 2006, we had a net operating loss, or NOL, carry forward of approximately $95.9 million for federal income tax purposes. Transfers of our stock in the future could result in an ownership change. In such a case, our ability to use the NOLs generated through the ownership change date could be limited. In general, the amount of NOLs we could use for any tax year after the date of the ownership change would be limited to the value of our stock (as of the ownership change date) multiplied by the long-term tax-exempt rate.

Future sales of our common stock may depress our stock price.

We and the selling stockholders have registered a substantial number of shares of our common stock under the registration statement of which this prospectus is a part. Sales of a these shares of our common stock in the public market, or the perception that these sales may occur, could cause the market price of our common stock to decline. In addition, sales by the selling stockholders of their shares could impair our ability to raise capital through the sale of common or preferred stock. As of October 23, 2007, there were 37,921,364 shares of our common stock issued and outstanding, excluding 121,027 shares of restricted stock awarded under our 2005 Stock Incentive Plan.

We could issue additional preferred stock which could be entitled to dividend, liquidation and other special rights and preferences not shared by holders of our common stock or which could have anti-takeover effects.

We are authorized to issue up to 5,000,000 shares of preferred stock, par value $0.01 per share. Shares of preferred stock may be issued from time to time in one or more series as our board of directors, by resolution or resolutions, may from time to time determine, each such series to be distinctively designated. The voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions, if any, of each such series of preferred stock may differ from those of any and all other series of preferred stock at any time outstanding, and, subject to certain limitations of our certificate of incorporation and the Delaware General Corporation Law, or DGCL, our board of directors may fix or alter, by resolution or resolutions, the designation, number, voting powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof, of each such series preferred stock. The issuance of any such preferred stock could materially adversely affect the rights of holders of our common stock and, therefore, could reduce the value of our common stock.

In addition, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell our assets to, a third party. The ability of our board of directors to issue preferred stock could discourage, delay or prevent a takeover of us, thereby preserving control of the company by the current stockholders.

Provisions in our organizational documents could delay or prevent a change in control of our company, even if that change would be beneficial to our stockholders.

The existence of some provisions in our organizational documents could delay or prevent a change in control of our company, even if that change would be beneficial to our stockholders. Our certificate of incorporation and bylaws contain provisions that may make acquiring control of our company difficult.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities for general corporate purposes, including without limitation repaying or refinancing all or a portion of our existing short-term and long-term debt, making acquisitions of assets, businesses or securities, capital expenditures and for working capital. Pending the application of the net proceeds, we intend to invest our net proceeds in short-term, investment-grade securities, interest-bearing securities or guaranteed obligations of the United States or its agencies. We will not receive any proceeds from the sale of our common stock by the selling stockholders.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratios of earnings to fixed charges for the periods indicated. We have calculated the ratio of earnings to fixed charges by dividing the sum of income from continuing operations plus fixed charges by fixed charges. Fixed charges consist of interest expense.

	Six Months Ended June 30, 2007	Year Ended December 31,
		2006	2005	2004	2003	2002
Ratio of earnings to fixed charges	13.8	15.2	21.9	3.0	1.6	3.4

DESCRIPTION OF DEBT SECURITIES

The debt securities will be either senior debt securities or subordinated debt securities. The debt securities will be issued under one or more separate indentures between us and a trustee that is qualified to act under the Trust Indenture Act of 1939. The trustee for each series of debt securities will be identified in the applicable prospectus supplement. Any senior debt securities will be issued under a “senior indenture” and any subordinated debt securities will be issued under a “subordinated indenture.” Together, the senior indenture and the subordinated indenture are called “indentures.”

The following description is a summary of the material provisions of the indentures. It does not describe those agreements in their entirety. The forms of indentures are filed as exhibits to the registration statement of which this prospectus is a part. Any supplemental indentures will be filed by us from time to time by means of an exhibit to a Current Report on Form 8-K and will be available for inspection at the corporate trust office of the trustee, or as described below under “Where You Can Find More Information and “Information Incorporated By Reference.” The indentures will be subject to, and governed by, the Trust Indenture Act of 1939. We will execute a supplemental indenture if and when we issue any debt securities. We urge you to read the indentures and any supplemental indenture because they, and not this description, define your rights as a holder of the debt securities.

Unless we state otherwise in the applicable prospectus supplement, the following is a description of the general terms of the debt securities that we may offer. If the terms of any series of debt securities differ from the terms described below, those terms will be described in the prospectus supplement relating to that series of debt securities.

General

The senior debt securities will rank equally with all of our other senior and unsubordinated debt. The subordinated debt securities will have a junior position to all of our senior debt. The debt securities may be secured or unsecured obligations.

A prospectus supplement and a supplemental indenture relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title and type of the debt securities;

•	the currency or currency unit in which the debt securities will be payable;

•	the total principal amount of the debt securities;

•	the percentage of the principal amount at which the debt securities will be issued and any payments due if the maturity of the debt securities is accelerated;

•	the dates on which the principal of the debt securities will be payable;

•	the interest rate that the debt securities will bear (or, if they are floating rate securities, the basis for the interest rate) and the interest payment dates for the debt securities;

•	any conversion or exchange provisions;

•	any optional redemption provisions;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem some or all of the debt securities;

•	any provisions granting special rights to holders when a specified event occurs;

•	any changes to or additional events of default or covenants;

•	any special tax implications of the debt securities, including provisions for original issue discount securities, if offered;

•	any restriction on the declaration of dividends or restrictions requiring the maintenance of any asset ratio or the creation or maintenance of reserves;

•	the names and duties of any co-trustees, calculation agents, paying agents or registrars for the debt securities; and

•	any other terms of the debt securities.

None of the indentures will limit the amount of debt securities that may be issued by us. Each indenture will allow debt securities to be issued up to the principal amount that may be authorized by us and may be in any currency or currency unit designated by us.

Debt securities of a series may be issued in registered, bearer, coupon or global form.

Denominations

Unless the prospectus supplement for each issuance of debt securities states otherwise, the securities will be issued in denominations of $1,000 each or multiples thereof.

Subordination

Under the subordinated indenture, payment of the principal, interest and any premium on the subordinated debt securities will generally be subordinated and junior in right of payment to the prior payment in full of all of our senior debt, whether existing at the date of the subordinated indenture or subsequently incurred. The subordinated indenture will provide that no payment of principal, interest or any premium on the subordinated debt securities may be made in the event:

•	of any insolvency, bankruptcy or similar proceeding involving us or our property, or

•	we fail to pay the principal, interest, any premium or any other amounts on any senior debt when due.

The subordinated indenture will not limit the amount of senior debt that we may incur.

Unless we state otherwise in a prospectus supplement, “Senior Debt” will be defined in the subordinated indenture to include all notes or other unsecured evidences of indebtedness, including guarantees given by us, for money borrowed by us, including principal of and any interest or premium on such amounts, whether incurred on, before or after the date of the subordinated indenture, that is not expressed to be subordinate or junior in right of payment to any of our other indebtedness.

Consolidation, Merger or Sale

Each indenture generally will permit a consolidation or merger between us and another corporation. They also will permit the sale by us of all or substantially all of our property and assets. If this happens, the remaining or acquiring corporation will assume all of our responsibilities and liabilities under the indentures, including the payment of all amounts due on the debt securities and performance of the covenants in the indentures. However, we will consolidate or merge with or into any other corporation or sell all or substantially all of our assets only according to the terms and conditions of the indentures. The remaining or acquiring corporation will be substituted for us in the indentures with the same effect as if it had been an original party to the indentures. Thereafter, the successor corporation may exercise our rights and powers under any indenture, in our name or in its own name. Any act or proceeding required or permitted to be done by our board of directors or any of our officers may be done by the board or officers of the successor corporation. If we sell all or substantially all of our assets, we will be released from all our liabilities and obligations under any indenture and under the debt securities.

Modification of Indentures

Under each indenture our rights and obligations and the rights of the holders may be modified with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification. No modification of the principal or interest payment terms, and no modification reducing the percentage required for modifications, will be effective against any holder without its consent.

Events of Default

“Event of Default” when used in an indenture, could mean any of the following:

•	failure to pay the principal of or any premium on prescribed debt securities when due;

•	failure to deposit any sinking fund payment when due;

•	failure to pay interest when due on prescribed debt securities for 30 days;

•	failure to perform any other covenant in the indenture that continues for 90 days after being given written notice;

•	certain events in bankruptcy, insolvency or reorganization; or

•	any other event of default included in any indenture or supplemental indenture.

An event of default for a particular series of debt securities will not necessarily constitute an event of default for any other series of debt securities issued under an indenture. The trustee may withhold notice to the holders of debt securities of any default, except a default in the payment of principal or interest, if it considers the withholding of notice to be in the best interests of the holders.

If an event of default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of the series may declare the entire principal of all the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the aggregate principal amount of the debt securities of that series can void the declaration.

Other than its duties in case of a default, a trustee is not obligated to exercise any of its rights or powers under any indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. If they provide this reasonable indemnification, the holders of a majority in principal amount of any series of debt securities may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of debt securities.

Covenants

Under the indentures, we will:

•	pay the principal of, and interest and any premium on, the debt securities when due;

•	maintain a place of payment;

•	deliver a report to the trustee at the end of each fiscal year reviewing our obligations under the indentures; and

•	deposit sufficient funds with any paying agent on or before the due date for any payment of principal, interest or premium.

If there are any restrictive covenants applicable to a series of debt securities, we will describe them in the prospectus supplement for that series.

Payment and Transfer

We will pay principal, interest and any premium on fully registered debt securities at designated places. We will make payment by check mailed to the persons in whose names the debt securities are registered on days specified in the indentures or any prospectus supplement. If we make debt securities payments in other forms, we will pay those payments at a place designated by us and specified in a prospectus supplement.

You may transfer or exchange fully registered debt securities at the corporate trust office of the trustee or at any other office or agency maintained by us for such purposes, without the payment of any service charge except for any tax or governmental charge.

Global Securities

We may issue one or more series of debt securities as permanent global debt securities deposited with a depository. Unless otherwise indicated in the prospectus supplement, the following is a summary of the depository arrangements applicable to debt securities issued in permanent global form and for which the Depositary Trust Company, which we refer to as DTC, acts as depository.

Each global debt security will be deposited with, or on behalf of, DTC, as depository, or its nominee, and registered in the name of a nominee of DTC. Except under the limited circumstances described below, global debt securities are not exchangeable for definitive certificated debt securities.

Ownership of beneficial interests in a global debt security is limited to institutions that have accounts with DTC or its nominee, or persons that may hold interests through those participants. In addition, ownership of beneficial interests by participants in a global debt security will be evidenced only by, and the transfer of that ownership interest will be effected only through, records maintained by DTC or its nominee for a global debt security. Ownership of beneficial interests in a global debt security by persons that hold those interests through participants will be evidenced only by, and the transfer of that ownership interest within that participant will be effected only through, records maintained by that participant. DTC has no knowledge of the actual beneficial owners of the debt securities. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants through which the beneficial owners entered the transaction. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities they purchase in definitive form. These laws may impair your ability to transfer beneficial interests in a global debt security.

We will make payment of principal of, and interest on, debt securities represented by a global debt security registered in the name of or held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global debt security representing those debt securities. DTC has advised us that upon receipt of any payment of principal of, or interest on, a global debt security, DTC immediately will credit accounts of participants on its book-entry registration and transfer system with payments in amounts proportionate to their respective interests in the principal amount of that global debt security, as shown in the records of DTC. Payments by participants to owners of beneficial interests in a global debt security held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the sole responsibility of those participants, subject to any statutory or regulatory requirements that may be in effect from time to time.

Neither we, any trustee nor any of our respective agents will be responsible for any aspect of the records of DTC, any nominee or any participant relating to, or payments made on account of, beneficial interests in a permanent global debt security or for maintaining, supervising or reviewing any of the records of DTC, any nominee or any participant relating to such beneficial interests.

A global debt security is exchangeable for definitive debt securities registered in the name of, and a transfer of a global debt security may be registered to, a person other than DTC or its nominee, only if:

•	DTC notifies us that it is unwilling or unable to continue as depository for that global debt security or at any time DTC ceases to be registered under the Exchange Act;

•	we determine in our discretion that the global debt security shall be exchangeable for definitive debt securities in registered form; or

•	there shall have occurred and be continuing an event of default or an event which, with notice or the lapse of time or both, would constitute an event of default under the debt securities.

Any global debt security that is exchangeable pursuant to the preceding sentence will be exchangeable in whole for definitive debt securities in registered form, of like tenor and of an equal aggregate principal amount as the global debt security, in denominations specified in the applicable prospectus supplement, if other than $1,000 and integral multiples of $1,000. The definitive debt securities will be registered by the registrar in the name or names instructed by DTC. We expect that these instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global debt security.

Except as provided above, owners of the beneficial interests in a global debt security will not be entitled to receive physical delivery of debt securities in definitive form and will not be considered the holders of debt securities for any purpose under the indentures. No global debt security shall be exchangeable except for another global debt security of like denomination and tenor to be registered in the name of DTC or its nominee. Accordingly, each person owning a beneficial interest in a global debt security must rely on the procedures of DTC and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the global debt security or the indentures.

We understand that, under existing industry practices, in the event that we request any action of holders, or an owner of a beneficial interest in a global debt security desires to give or take any action that a holder is entitled to give or take under the debt securities or the indentures, DTC would authorize the participants holding the relevant beneficial interests to give or take that action and those participants would authorize beneficial owners owning through those participants to give or take that action or would otherwise act upon the instructions of beneficial owners owning through them.

DTC has advised us as follows:

•	DTC is:

•	a limited-purpose trust company organized under the New York Banking Law,

•	a “banking organization” within the meaning of the New York Banking Law,

•	a member of the Federal Reserve System,

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

•

DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in those securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates.

•	DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

•

DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the Financial Industry Regulatory Authority, or FINRA, formerly known as the National Association of Securities Dealers, Inc.

•

Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers, trust companies and clearing corporations, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

The rules applicable to DTC and its participants are on file with the SEC.

Discharging our Obligations

We will be discharged from our obligations on the debt securities of any series at any time if we deposit with the trustee an amount sufficient to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of the series. If this happens, the holders of the debt securities of the series will not be entitled to the benefits of the indenture except for registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities.

Under U.S. Federal income tax law as of the date of this prospectus, such a discharge should be treated as an exchange of the related debt securities. Each holder generally will be required to recognize gain or loss equal to the difference between the holder’s cost or other tax basis for the debt securities and the value of the holder’s interest in the trust. Holders might be required to include as income a different amount than would be includable without the discharge. Prospective investors are urged to consult their own tax advisers as to the consequences of such a discharge, including the applicability and effect of tax laws other than the U.S. Federal income tax laws.

Meetings

Each indenture, as supplemented by any supplemental indenture, will contain provisions describing how meetings of the holders of debt securities of a series may be convened. A meeting may be called at any time by the trustee, and also, upon request, by us or the holders of at least 10% in principal amount of the outstanding debt securities of a series. A notice of the meeting must always be given in the manner described under “—Notices” below. Generally speaking, except for any consent that must be given by all holders of a series as described under “—Modification of Indentures” above, any resolution presented at a meeting of the holders of a series of debt securities may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series, unless the indenture allows the action to be voted upon to be taken with the approval of the holders of a different specific percentage of principal amount of outstanding debt securities of a series. In that case, the holders of outstanding debt securities of at least the specified percentage must vote in favor of the action. Any resolution passed or decision taken at any meeting of holders of debt securities of any series in accordance with the applicable indenture will be binding on all holders of debt securities of that series, unless, as discussed under “—Modification of Indentures” above, the action is only effective against holders that have approved it. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be holders holding or representing a majority in principal amount of the outstanding debt securities of a series.

Governing Law

Each indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent the Trust Indenture Act applies.

Notices

Notices to holders of debt securities will be given by mail to the addresses of such holders as they appear in the security register.

The Trustee

Resignation or Removal of Trustee

If the trustee serves as trustee under both the senior indenture and the subordinated indenture, the provisions of the indentures and the Trust Indenture Act governing trustee conflicts of interest will require the trustee to resign as trustee under either the subordinated indenture or the senior indenture upon the occurrence of any uncured event of default with respect to any series of senior debt securities. Also, any uncured event of default with respect to any series of subordinated debt securities will force the trustee to resign as trustee under either the senior indenture or the subordinated indenture. Any resignation will require the appointment of a successor trustee under the applicable indenture in accordance with the terms and conditions of such indenture.

The trustee may resign or be removed by us with respect to one or more series of debt securities and a successor trustee may be appointed to act with respect to any such series. The holders of a majority in aggregate principal amount of the debt securities of any series also may remove the trustee with respect to the debt securities of that series.

Limitations on Trustee if it is One of our Creditors

Each indenture will contain certain limitations on the right of the trustee thereunder, in the event that it becomes one of our creditors, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise.

Annual Trustee Report to Holders of Debt Securities

The trustee will be required to submit an annual report to the holders of the debt securities regarding, among other things, the trustee’s eligibility to serve as such, the priority of the trustee’s claims regarding certain advances made by it, and any action taken by the trustee materially affecting the debt securities.

Certificates and Opinions to be Furnished to Trustee

Each indenture will provide that, in addition to other certificates or opinions that may be specifically required by other provisions of an indenture, every application by us for action by the trustee will be accompanied by a certificate of certain of our officers and an opinion of counsel (who may be our counsel) stating that, in the opinion of the signers, all conditions precedent to that action have been complied with by us.

DESCRIPTION OF CAPITAL STOCK

The following summary description of our capital stock is qualified in its entirety by reference to our certificate of incorporation and bylaws, each of which is incorporated by reference in this prospectus.

Common Stock

We are currently authorized to issue up to 55,000,000 shares of common stock, par value $0.01 per share, of which there were 37,921,364 shares outstanding as of October 23, 2007, excluding 121,027 shares of restricted stock awarded under our Amended and Restated 2005 Stock Incentive Plan. Holders of our common stock are entitled to cast one vote for each share held of record on each matter submitted to a vote of stockholders. There is no cumulative voting for election of directors. Subject to the prior rights of any series of preferred stock which may from time to time be outstanding, if any, holders of our common stock are entitled to receive ratably dividends when, as and if declared by the board of directors out of funds legally available for such purpose and, upon the liquidation, dissolution or winding up of the company, are entitled to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends and liquidation preferences on the preferred stock, if any. There are no redemption or sinking fund provisions that are applicable to our common stock. Subject only to the requirements of the DGCL, the board of directors may issue shares of our common stock without stockholder approval, at any time and from time to time, to such persons and for such consideration as the board of directors deems appropriate. Holders of our common stock have no preemptive rights and have no rights to convert their common stock into any other securities. The outstanding common stock is validly authorized and issued, fully paid and nonassessable.

Preferred Stock

We are authorized to issue up to 5,000,000 shares of preferred stock, par value $0.01 per share. Shares of preferred stock may be issued from time to time in one or more series as the board of directors may from time to time determine, each of said series to be distinctively designated. The voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, if any, of each such series of preferred stock may differ from those of any and all other series of preferred stock at any time outstanding, and, subject to certain limitations of our certificate of incorporation and the DGCL, the board of directors may fix or alter, by resolution or resolutions, the designation, number, voting powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof, of each such series of preferred stock.

The issuance of any such preferred stock could adversely affect the rights of the holders of our common stock and therefore, reduce the value of the common stock. The ability of the board of directors to issue preferred stock could discourage, delay, or prevent a takeover of us. See “Risk Factors.”

Anti-takeover Effects of Provisions of Our Certificate of Incorporation and Our Bylaws

Some provisions of our certificate of incorporation and our bylaws contain provisions that could make it more difficult to acquire us by means of a merger, tender offer, proxy contest or otherwise, or to remove our incumbent officers and directors. These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging such proposals because negotiation of such proposals could result in an improvement of their terms.

Preferred stock. Our certificate of incorporation permits our board of directors to authorize and issue one or more series of preferred stock, which may render more difficult or discourage an attempt to change control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, the board of directors were to determine that a takeover proposal is not in our best interest, the board of directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group.

Stockholder meetings. Our bylaws provide that a special meeting of stockholders may be called only by the Chairman of the Board, the Chief Executive Officer or by a resolution adopted by a majority of the total number of directors the board of directors would have if there were no vacancies.

Requirements for advance notification of stockholder nominations and proposals. Our bylaws and certificate of incorporation establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors.

Stockholder Action By Written Consent. Our bylaws provide that, except as may otherwise be provided with respect to the rights of the holders of preferred stock, no action that is required or permitted to be taken by our stockholders at any annual or special meeting may be effected by written consent of stockholders in lieu of a meeting of stockholders, unless the action to be effected by written consent of stockholders and the taking of such action by such written consent have expressly been approved in advance by our board of directors. This provision, which may not be amended except by the affirmative vote of holders of at least 66 2/3% of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, makes it difficult for stockholders to initiate or effect an action by written consent that is opposed by our board of directors.

Amendment of the bylaws. Under Delaware law, the power to adopt, amend, alter or repeal bylaws is conferred upon the stockholders. A corporation may, however, in its certificate of incorporation also confer upon the board of directors the power to adopt, amend or repeal its bylaws. Our certificate of incorporation and bylaws grant our board of directors the power to adopt, amend, alter or repeal our bylaws at any regular or special meeting of the board of director on the affirmative vote of a majority of the total number of directors the board of directors would have if there were no vacancies. Our stockholders may adopt, amend, alter or repeal our bylaws but only at any regular or special meeting of stockholders by an affirmative vote of holders of at least 66 2/3% of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

The provisions of our certificate of incorporation and bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare.

SELLING STOCKHOLDERS

The following table presents information regarding each selling stockholder and the shares that each such stockholder may offer and sell from time to time under this prospectus and any prospectus supplement. In addition, the nature of any position, office or other material relationship each selling stockholder has had with us within the past three years is indicated in a footnote to the table. Information contained in the table below is based upon information provided to us by each selling stockholder as of October 23, 2007. We have not independently verified this information. We will not receive any proceeds from the sale of our common stock by the selling stockholders.

Name of Selling Stockholder	Beneficial Ownership Prior to the Offering (1)		Number of Shares Offered	Beneficial Ownership After the Offering (2)
	Number	Percentage		Number	Percentage
Charles E. Davidson (3)	15,235,786	40.2%	15,235,786	—	—%
Mike Liddell (4)	1,430,431	3.8%	1,430,431	—	—%
Jesse Liddell (5)	264,523	*	264,523	—	—%
Luci Liddell (6)	264,525	*	264,525	—	—%

*	Less than 1%.
(1)	The percentage of shares beneficially owned is based on 37,921,364 shares of common stock outstanding as of October 23, 2007, excluding 121,027 shares of restricted stock awarded under our 2005 Stock Incentive Plan.
(2)	We have assumed all shares of common stock included in this prospectus have been sold and that no additional shares have been acquired by the selling stockholders or have been issued by us.
(3)	Based on the Form 4 filed with the SEC on May 30, 2007 by Charles E. Davidson and the Company’s records. Includes 14,391,829 shares of common stock held by CD Holding Company LLC and 843,957 shares of common stock held in an IRA for Mr. Davidson. Mr. Davidson is the manager and a member of CD Holding Company LLC. and the Chairman and Chief Investment Officer of Wexford Capital LLC. Wexford controls Diamondback Energy Services, Inc, an oilfield services company. Mike Liddell, a director and Chairman of the Board of our company, has served as a director and Chairman of the Board of Diamondback since November 2006. At December 31, 2006, Wexford beneficially owned approximately 31% of the outstanding common stock of Bronco Drilling Company, Inc., a Nasdaq Global Market listed provider of contract land drilling services. Mr. Liddell has served as a director of Bronco since May 2005 and served as the Chairman of the Board of Bronco from May 2005 until August 2007. Wexford no longer owns any common stock of Bronco, and Bronco is no longer deemed to be an affiliate of ours.

The shares beneficially owned by Mr. Davidson have been included in the registration statement of which this prospectus is a part under the terms of a registration rights agreement, dated as of March 29, 2002, as amended on February 14, 2006, between us and certain of our stockholders. Under the registration rights agreement, these stockholders have been granted certain piggyback registration rights. We are obligated to pay all expenses incurred by such stockholders in connection with each registration of their shares, provided that such stockholders are obligated to pay all underwriting discounts and commissions with respect to the shares they sell for their own account. Under the registration rights agreement, we also agreed to indemnify the stockholders and their affiliated and controlling parties for violations of federal and state securities laws and regulations. The registration rights are subject to customary conditions and limitations, all of which are described in more detail in the registration rights agreement, which is incorporated by reference in this prospectus.
(4)

Includes (i) 650,178 shares of our common stock held by Mr. Liddell directly, (ii) 694,081 shares of our common stock held by Liddell Investments LLC, an entity controlled by Mr. Liddell, of which shares Mr. Liddell may be deemed to be the beneficial owner, and (iii) 86,172 shares of our common stock held in trust for the benefit of Mr. Liddell’s daughters, of which Mr. Liddell’s spouse serves as the trustee and of which Mr. Liddell may be deemed to be the beneficial owner. Excludes (i) options to purchase 274,362 shares of our common stock, none of which are exercisable within 60 days of October 23, 2007, and (ii) an aggregate of 529,048 shares of our common stock held in trust for the benefit of Jesse Liddell and Luci Liddell, Mr. Liddell’s nephew and niece. Mr. Liddell serves as the trustee of the trust for the benefit of his nephew and niece and may be deemed to be the beneficial owner of shares held in such trust. Mr. Liddell disclaims beneficial ownership of 529,048 shares held in the trust for the benefit of his nephew and niece referenced above. Mr. Liddell has served as a director of our company since July 1997 and as Chairman of the Board of our company since July 1998. Mr. Liddell served as Chief Executive Officer of our company from April 1998 to December 2005 and as President of our company from July 2000 to December 2005. Mr. Liddell has served since May 2005 as a director of Bronco and he served as Chairman of the Board of Bronco from May 2005 until August 2007. Since November 2006, Mr. Liddell has served as Chairman of the Board of Diamondback. Diamondback is controlled by Wexford Capital LLC.

(5)	These shares of our common stock are held in trust for the benefit of Jesse Liddell. Mike Liddell serves as the trustee of such trust and may be deemed to be the beneficial owner of shares held in such trust. Mr. Liddell disclaims beneficial ownership of such shares. Mr. Liddell’s relationships with our Company are discussed in note 4 above.
(6)	These shares of our common stock are held in trust for the benefit of Luci Liddell. Mike Liddell serves as the trustee of such trust and may be deemed to be the beneficial owner of shares held in such trust. Mr. Liddell disclaims beneficial of ownership of such shares. Mr. Liddell’s relationships with our Company are discussed in note 4 above.

PLAN OF DISTRIBUTION

We and the selling stockholders, which as used in this prospectus includes donees, pledgees, transferees or other successors-in-interest selling common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of the securities offerered by this prospectus or any applicable prospectus supplement on any stock exchange, market or trading facility on which such securities are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices.

We and the selling stockholders may use any one or more of the following methods when disposing of the offered securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date of this prospectus;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree to sell a specified number of such common stock at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders also may resell all or a portion of the common stock in open market transactions in reliance upon Rule 144 under the Securities Act.

If underwriters are used to sell the securities, we and the selling stockholders, if any, will enter into an underwriting agreement or similar agreement with them at the time of the sale to them. In that event, underwriters may receive compensation from us and the selling stockholders, if any, in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent.

To the extent required by applicable law, a prospectus supplement relating to the securities will set forth:

•	the offering terms, including the name or names of any underwriters, dealers or agents;

•	the number or amount of the securities involved, the purchase price of such securities and the proceeds to us and the selling stockholders, if any, from such sale;

•	any underwriting discounts, concessions, commissions and other items constituting compensation to underwriters, dealers or agents;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers; and

•	any securities exchanges on which the securities may be listed.

The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in an applicable prospectus supplement, the obligations of underwriters or dealers to purchase the securities will be subject to certain conditions precedent and the underwriters or dealers will be obligated to purchase all the securities if any are purchased. Any public offering price and any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.

The selling stockholders and any underwriters, dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by them and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

The securities may be sold directly by us, the selling stockholders or through agents designated by us or the selling stockholders from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus and a prospectus supplement is delivered will be named, and any commissions payable by us or the selling stockholders to such agent will be set forth, in any required prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

If so indicated in the prospectus supplement, we or the selling stockholders will authorize underwriters, dealers or agents to solicit offers from certain specified institutions to purchase securities from us or the selling stockholders at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to any conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commissions payable for solicitation of such contracts. The underwriters and other persons soliciting such contracts will have no responsibility for the validity or performance of any such contracts.

Underwriters, dealers and agents may be entitled under agreements entered into with us or the selling stockholders to be indemnified by us or the selling stockholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution by us or the selling stockholders to payments which they may be required to make. The terms and conditions of such indemnification will be described in an applicable prospectus supplement. Underwriters, dealers and agents may be customers of, engage in transactions with or perform services for us or the selling stockholders in the ordinary course of business.

Any underwriters to whom securities are sold by us or the selling stockholders for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any securities.

Certain persons participating in any offering of securities may engage in transactions that stabilize, maintain or otherwise affect the price of the securities offered. In connection with any such offering, the underwriters, dealers or agents, as the case may be, may purchase and sell securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the securities and syndicate short positions involve the sale by the underwriters, dealers or agents, as the case may be, of a greater number of securities than they are required to purchase from us in the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the securities sold for their account may be reclaimed by the syndicate if such securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market, and if commenced, may be discontinued at any time. These transactions may be effected on The NASDAQ Global Select Market, in the over-the-counter market or otherwise. These activities will be described in more detail in the sections entitled “Plan of Distribution” or “Underwriting” in the applicable prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3, as amended, under the Securities Act covering the securities offered by this prospectus. This prospectus does not contain all of the information that you can find in that registration statement and its exhibits. Certain items are omitted from this prospectus in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance such statement is qualified by reference to each such contract or document filed with or incorporated by reference as part of the registration statement. We file reports, proxy and information statements and other information with the SEC. You may read any materials we have filed with the SEC free of charge at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of all or any part of these documents may be obtained from such office upon the payment of the fees prescribed by the SEC. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov. The registration statement, including all exhibits thereto and amendments thereof, has been filed electronically with the SEC.

You can also find our SEC filings on our website at www.gulfportenergy.com. The information contained on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we provide in other documents filed by us with the SEC. The information incorporated by reference is an important part of this prospectus and any prospectus supplement. Any statement contained in a document that is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus and any prospectus supplement, or information that we later file with the SEC, modifies and replaces this information. We incorporate by reference the following documents that we have filed with the SEC (except for those items furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K unless otherwise stated therein):

•	Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006, filed on April 2, 2007.

•	Quarterly Report on Form 10-Q for the three months ended March 31, 2007, filed on May 14, 2007.

•	Quarterly Report on Form 10-Q for the three months ended June 30, 2007, filed on August 14, 2007.

•	The following Current Reports on Form 8-K filed by us with the SEC since December 31, 2006:

(1)	Current Report on Form 8-K filed on January 30, 2007;

(2)	Current Report on Form 8-K filed on February 1, 2007; and

(3)	Current Report on Form 8-K filed on May 18, 2007.

(4)	Current Report on Form 8-K filed on July 19, 2007.

(5)	Current Report on Form 8-K filed on July 24, 2007.

(6)	Current Report on Form 8-K filed on September 25, 2007.

In addition, all documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than those furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, unless otherwise stated therein) after the effective time of the registration statement of which this prospectus is a part and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities remaining unsold, will be considered to be incorporated by reference into this prospectus and to be a part of this prospectus from the dates of the filing of such documents. Pursuant to General Instruction B of Form 8-K, any information submitted under Item 2.02, Results of Operations and Financial Condition, or Item 7.01, Regulation FD Disclosure, of Form 8-K is not deemed to be “filed” for the purpose of Section 18 of the Exchange Act, and we are not subject to the liabilities of Section 18 with respect to information submitted under Item 2.02 or Item 7.01 of Form 8-K. We are not incorporating by reference any information submitted under Item 2.02 or Item 7.01 of Form 8-K into any filing under the Securities Act or the Exchange Act or into this prospectus, unless otherwise indicated on such Form 8-K.

You may get copies of this prospectus or any of the incorporated documents (excluding exhibits, unless the exhibits are specifically incorporated) at no charge to you by writing Benjamin E. Russ, General Counsel, at Gulfport Energy Corporation, 14313 North May Avenue, Suite 100, Oklahoma City, Oklahoma 73134, or calling (405) 242-4404.

LEGAL MATTERS

The validity of the securities to be offered hereby by us and the selling stockholders will be passed upon by Akin, Gump, Strauss, Hauer & Feld, L.L.P. If legal matters in connection with offerings made by this prospectus are passed on by counsel for the underwriters, dealers or agents, if any, that counsel will be named in the applicable prospectus supplement.

EXPERTS

The balance sheet of Gulfport Energy Corporation as of December 31, 2006 and the related statements of operations, stockholders’ equity and comprehensive income and cash flows for each of the two years in the period ended December 31, 2006 appearing in Gulfport’s Annual Report on Form 10-KSB for the year ended December 31, 2006 have been audited by Grant Thornton LLP, independent registered public accounting firm, as set forth in their report with respect thereto. Such financial statements have been incorporated herein by reference in reliance upon the authority of such firm as experts in accounting and auditing.

Information incorporated by reference into this prospectus regarding estimates of our proved oil and natural gas reserves and the discounted present value of estimated future net revenue before income tax of our estimated proved reserves is based upon estimates of such reserves and present values prepared by or derived from estimates included in our Annual Report on Form 10-KSB for the year ended December 31, 2006, prepared by Netherland, Sewell & Associates, Inc. with respect to our WCBB field and by our internal personnel with respect to our other interests, which information is incorporated herein by reference. Information prepared by Netherland, Sewell & Associates, Inc. has been so included herein in reliance upon the authority of such firm as experts in such matters.